Exhibit 99.1

BLINK CHARGING ANNOUCES RECORD REVENUES FOR SECOND QUARTER 2020

-	Revenues for first six months of 2020 surpass full year 2019 revenues
-	Product Sales of EV charging equipment increased more than 350%
-	Total Second Quarter 2020 Revenues Increased 120%

Miami Beach, FL – August 13, 2020 –Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the second quarter and six months ended June 30, 2020.

Selected Financial Highlights:

●	Total revenue of $2.9 million for the first six months of 2020 exceeds full year 2019 total revenue of $2.8 million.
●	Total revenue for the three months ended June 30, 2020 increased by 120%, or $0.9 million, to a quarterly record of $1.6 million compared to $0.7 million in the second quarter of 2019.
●	Increase in total revenue for second quarter 2020 was driven by a 352% increase in product sales to $1.3 million as compared to product sales of $0.3 million in the prior year quarter, related primarily to increased demand for the Company’s products and services.
●	Net loss was $3.0 million or $(0.11) per basic and diluted share in the second quarter of 2020 compared to net loss of $2.2 million or $(0.09) in the second quarter of 2019.
●	During the second quarter of 2020, the Company sold an aggregate of 1.7 million shares of common stock under an “at-the-market” (ATM) program for aggregate gross proceeds of $4 million. After June 30, 2020 and through August 10, 2020, the Company sold an additional 1.7 million shares of common stock under the ATM for aggregate gross proceeds of approximately $13.8 million. In total, under the ATM, the Company has raised approximately $17.8 million. The Company’s cash balance on August 12, 2020 was approximately $16 million.

“We are pleased that revenue for the first half of 2020 has already surpassed our revenue for all of 2019, driven by the tremendous momentum being generated from marketplace interest in our product and service offerings. We are seeing more and larger opportunities across the business as host locations, strategic partners, EV drivers, and investors recognize the value of our portfolio of charging solutions. It is even further testament to the strength of our business that these significant performance indicators are occurring amid an economic slow-down due to the Covid-19 pandemic. There is no doubt, the EV revolution is happening,” said Michael D. Farkas, Founder and Chief Executive Officer of Blink.

“This is an exciting time for our industry, as electric vehicles become an increasingly accessible choice for drivers and, in the U.S., as legislation is focusing on the continued build-out and strengthening of the EV support infrastructure. Additionally, we’ve entered into some significant partnerships, including with leading global real estate firm Cushman & Wakefield, for the marketing and potential deployment of Blink charging stations and services across their client locations throughout the U.S. We’re excited to work with Cushman & Wakefield to enhance the EV driver experience by significantly increasing the number of charging locations convenient to their lives. With convenience in mind, we recently signed an interoperability agreement with SemaConnect, which allows Blink and SemaConnect members to operate charging stations on our charging network and the SemaConnect network without additional cards and accounts. As our industry evolves, we’re focused on opportunities to grow the reach of our network while enhancing the availability of our EV charging services and equipment.

“In the second quarter, we continued to expand our international footprint making progress with our ongoing deployment projects in the Dominican Republic and Israel, and our joint venture with Eunice Energy in Greece. Blink charging stations are now deployed across six countries and on three continents. We’re intent on leveraging our strategic partnerships and advanced charging solution technology to expand our worldwide presence further. We are energized by the opportunities we’re realizing, growing our charging network, and promoting environmentally-friendly electric vehicles.”

Business Updates and Highlights

During the second quarter of 2020, the Company:

●	Achieved a key milestone of 1,000 installations of its new fast 19.2kW IQ200 EV charging stations
●	Announced a joint venture with Envoy Technologies to deploy Electric Vehicles and EV charging stations; Potential deployment of 7,000 chargers within five years; 2,000 of which expected within 12 months
●	Expanded deployment and contract renewal of IQ 200 charging stations with the city of Portland
●	Announced the inclusion of Blink charging stations as part of Apple’s iOS14 maps app
●	Continued to maintain safety measures related to the COVID-19 pandemic, keeping in place work-from-home practices for the majority of the staff and implementing safety protocols in the manufacturing process
●	Deployed 662 units during the second quarter
●	Appointed industry powerhouse Brendan S. Jones as its new Chief Operating Officer (COO)

Subsequent to the close of the second quarter ended June 30, 2020, the Company:

●	Announced a strategic partnership between its Blink Charging Hellas joint venture and Nissan Nik.I.Theocharakis S.A., for the development of a charging infrastructure at official Nik.I.Theocharakis S.A Group of Companies locations and at authorized Nissan dealerships in Greece
●	Signed agreement with Cushman & Wakefield for deployment of Blink EV charging stations through marketing efforts to the firm’s U.S. clients
●	Announced interoperability agreement with SemaConnect, allowing customers of both companies to roam between charging networks without needing additional accounts or cards, establishing more accessible nationwide charging options
●	Appointed seasoned sales executive and automotive industry-veteran, Michael C. Battaglia, as Vice President of Sales

Earnings Conference Call:

The Company will host a conference call and webcast to discuss the second quarter 2020 results today, August 13, 2020 at 4:30 P.M., Eastern Time.

To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com , and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster4.com/Webcast/Page/2468/36394.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until September 13, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 36394.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed over 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink Charging’s principal line of products and services include its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187

John Nesbett/Jennifer Belodeau

IMS Investor Relations

(203) 972-9200

jnesbett@institutionalms.com